October 4, 1999                                                 EXHIBIT 10.13
                                                                -------------



Mr. Michael D. Rowley
7852 Woodside Lane
Jacksonville, FL 32256

Dear Michael:

I am delighted to extend this offer to you to join us at HCI Direct as Chief Financial Officer. I expect that your experience and talents will make you a highly visible and valuable member of our management team.

This letter summarizes the offer of employment to you by HCI Direct.

   1.    Position: Chief Financial Officer

   2.    Reporting Relationship: Reports to Chairman and CEO.

   3. Primary Responsibilities: Development and implementation of HCI Direct financial strategy, controls and procedures, including banking and investor relations, accounting functions, budgetary planning and controls for all North America and International operations and for U.S. Textile Corp.

   4. Base Salary: Your total annual base salary will be $240,000 to be paid in equal weekly installments.

   5. Bonus: Based on the attainment of objectives agreed on by you and the CEO, you may receive a bonus of up to 25% per year of your base salary.

         For the remainder of 1999, you will receive a bonus at year end of $10,000.

   6. Benefits: You will be entitled to the employee benefits described in the attached materials. During your first, second and third year of employment, you shall be entitled to a three-week vacation with full pay; after the fourth anniversary, four weeks with full pay. Vacation time shall be taken with due regard for work schedules and the business interests of the Company.

   7. Company Car & Other Perquisites: While your permanent residence remains in Florida, the Company will provide you with a furnished, one-bedroom apartment (at Company expense) and will reimburse you for air travel to your Florida residence, on terms to be worked out. The Company will provide you with the use of a Company car. The Company will be responsible for operating costs such as insurance, gasoline and maintenance of the vehicle.

   8. Upon your hire date, you will be granted the option to purchase 25,000 shares, with a strike price based on the current value. If you are employed by the Company on 1/1/01, you will be granted an additional 25,000 shares with a strike price based on the Company's 2000 financial results. These grants will be exercisable under conditions outlined in certain documents related to stock options.

    9. Confidentiality: During the term of your employment, you will have access to and become familiar with substantial amounts of proprietary and confidential information concerning the business operations of the Company, its products, marketing systems, sales information, computer systems and software, customer lists, financial and economic data and various plans for future operations (all of such information being herein referred to as the "Confidential Information"). You shall not disclose any portion of the Confidential Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any later time, except as required in the course of your employment or by law. All files, records, documents, drawings, specifications and similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances and shall be immediately returned upon cessation of your employment.

   10. While employed at Corporate Headquarters, you will work a four-day week; in the event you oversee the operation of an acquired business, you will be expected to adjust your work schedule to that of the acquired Company. Only with written permission of the Company will you be allowed to provide services of a business nature directly or indirectly to any other person or organization during your employment.

Michael, I am extremely pleased that you will join us. Your turn-around experience, international exposure and high-leverage background make you a perfect fit with our team.

This offer expires two weeks from this date. Please countersign below, confirming your start date. Please call me if you have any questions.

Sincerely,

HCI DIRECT, INC.



John F. Biagini

JFB/lbs

I intend to start employment on _________________.


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Michael D. Rowley                   Date